Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 9, 2015	Financial Media

Otter Tail Corporation Reports Higher Earnings in 2014,
Announces Signed Letters of Intent to Sell Construction Businesses,
Provides 2015 Earnings Guidance of $1.65 to $1.80 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2014.

2014 Summary:

●	Consolidated revenues increased 8% to $799.3 million compared with $743.4 million in 2013.

●	Consolidated net income from continuing operations increased to $56.9 million, or $1.55 per diluted share, from $48.6 million, or $1.33 per diluted share in 2013.

●
Diluted earnings per share (EPS) from continuing operations on a non-GAAP basis1 were $1.64 compared with $1.50 for 2013, a 9% improvement year over year. Non-GAAP based earnings exclude net-of-tax costs of $3.3 million in 2014 related to lease exit costs and $6.4 million in 2013 related to early retirements of debt.

●
The corporation has entered into signed letters of intent to sell Aevenia, Inc. (Aevenia) and Foley Company (Foley), its construction companies, and expects to close on the respective transactions by the end of the first quarter of 2015.

●
Net income from discontinued operations was $0.8 million, or $0.02 per diluted share, including a $5.6 million, or $0.15 per diluted share goodwill impairment charge at Foley in 2014, compared with net income from discontinued operations of $2.3 million, or $0.06 per diluted share in 2013.

●	Consolidated net income totaled $57.7 million, or $1.57 per diluted share, compared with $50.9 million and $1.39 per diluted share for 2013.

●
The corporation’s board of directors increased the quarterly common stock dividend to $0.3075 per share, an indicated annual dividend rate of $1.23 per share or $0.02 per share increase over the 2014 rate. The dividend is payable on March 10, 2015 to shareholders of record on February 13, 2015.

●	The corporation expects 2015 EPS from continuing operations to be in a range of $1.65 to $1.80.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that excluding costs for such items as lease termination and abandonment losses and debt prepayment premiums and presenting results on the basis of the expected future classification of continuing and discontinued operations will assist investors in making an evaluation of the corporation’s performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.

1

CEO Overview
“Otter Tail Corporation performed very well in 2014,” said CEO Jim McIntyre. “Strong business operations, led by the electric segment, drove a 13% improvement in total diluted earnings-per-share over a strong 2013. Diluted earnings per share from continuing operations improved by more than 16%.

“Solid execution and related regulatory cost recovery of approved power plant environmental upgrades and transmission projects resulted in utility net income 14% higher than in 2013. Otter Tail Power Company will continue to grow during the next five years, with $665 million in anticipated capital expenditures between 2015 and 2019 resulting in a projected compounded annual growth rate of 8.6% in utility rate base from $728 million in 2013.

“Net income from our manufacturing and PVC pipe companies, when combined with unallocated corporate costs, provided approximately 23% of our net income from continuing operations in 2014, which is within our target range of 15% to 25%.

“We announced in third quarter 2014 we were seeking strategic alternatives for our construction companies, Aevenia and Foley. We made sufficient progress during fourth quarter on their potential sale to require moving them to discontinued operations. We recognized a $5.6 million goodwill impairment loss in 2014 on Foley, based on Foley’s indicated market price. We expect to record a gain on the sale of Aevenia in 2015 when the sale closes, likely in the first quarter.

“These sales will conclude our migration of companies under Varistar from a highly diversified platform to one that is composed of manufacturing companies. This supports a more focused effort by management and our board of directors to bring further value to shareholders through this set of more similar businesses.

“We also enhanced our talent by hiring John Abbott as Varistar president. Varistar is the entity that provides operational and talent development support to our manufacturing and infrastructure companies. Abbott has more than 15 years of experience in president or group president roles in manufacturing-based companies. He has broad experience in sales, marketing, supply chain, engineering and finance.

“Based on our strong 2014 performance, clear strategic plans, and 2015 outlook, the board of directors increased our indicated annualized dividend rate from $1.21 to $1.23 per common share. We remain committed to growing earnings at an average annual growth rate of 4% to 7%.”

2

2014 Earnings from Continuing Operations Were Within Expectations
The following table sets forth actual results on a GAAP basis and also shows 2014 and 2013 results on a non-GAAP basis, excluding the effects of lease abandonment and early termination costs in 2014 and the early retirement of debt in 2013. The corporation reported $1.72 of EPS on a non-GAAP basis which was within its most recent guidance range. The corporation also reported $1.55 of EPS from continuing operations which was within its original February 2014 earnings guidance range of $1.55-$1.75 of EPS.

Diluted Earnings Per Share
	2014	2013	4Q 2014	4Q 2013
Before Classification of Construction as Discontinued
Electric	$1.19	$1.05	$0.36	$0.38
Manufacturing	$0.25	$0.32	$0.03	$0.09
Plastics	$0.33	$0.38	$0.06	$0.07
Construction Companies – Before Goodwill Impairment Charge	$0.17	$0.04	$0.05	$0.02
Corporate	($0.22)	($0.42)	($0.07)	($0.21)
Non-GAAP Basis	$1.72	$1.37	$0.43	$0.35
Remove:
Construction Companies – Before Goodwill Impairment Charge	($0.17)	($0.04)	($0.05)	($0.02)
Continuing Operations – GAAP Basis	$1.55	$1.33	$0.38	$0.33
Add back:
Cost of BTD Otsego lease abandonment – Manufacturing	$0.05		$0.05
Cost of airplane lease termination – Corporate	$0.04
Loss on Debt Extinguishment – Corporate		$0.17		$0.17
Continuing Operations – Non-GAAP Basis	$1.64	$1.50	$0.43	$0.50

Discontinued Operations:
Construction Companies – Before Goodwill Impairment Charge	$0.17	$0.04	$0.05	$0.02
Other	$ --	$0.02	$ --	$ --
Discontinued Operations – Non-GAAP Basis	$0.17	$0.06	$0.05	$0.02
Foley Company Goodwill Impairment Charge	($0.15)		($0.15)
Discontinued Operations – GAAP Basis	$0.02	$0.06	($0.10)	$0.02

Total Non-GAAP Basis	$1.81	$1.56	$0.48	$0.52
Less Adjustments:
Cost of BTD Otsego lease abandonment – Manufacturing	($0.05)		($0.05)
Cost of airplane lease termination – Corporate	($0.04)
Loss on Debt Extinguishment – Corporate		($0.17)		($0.17)
Foley Company Goodwill Impairment Charge – Disc. Ops.	($0.15)		($0.15)
Total – GAAP Basis	$1.57	$1.39	$0.28	$0.35

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Cash Flow from Operations and Liquidity
The corporation’s consolidated cash flow from operating activities of continuing operations in 2014 was $125.8 million compared with $142.4 million in 2013. The major contributing factors to the $16.6 million decrease in cash provided by operating activities between the periods was a $12.2 million increase in cash used for working capital items and a $10.0 million increase in discretionary contributions to the corporation’s pension plan, offset by an $8.3 million increase in net income from continuing operations. The corporation’s consolidated cash used in operating activities of discontinued operations in 2014 was $13.3 million, compared with cash provided by operating activities of discontinued operations of $5.4 million in 2013.

The following table presents the status of the corporation’s lines of credit as of December 31, 2014:

(in thousands)	Line Limit	In Use on December 31, 2014	Restricted due to Outstanding Letters of Credit	Available on December 31, 2014	Available on December 31, 2013
Otter Tail Corporation Credit Agreement	$150,000	$10,854	$274	$138,872	$149,341
Otter Tail Power Company Credit Agreement	170,000	--	560	169,440	116,975
Total	$320,000	$10,854	$834	$308,312	$266,316

The corporation sold 519,636 shares of common stock for the year ended December 31, 2014 and received net cash proceeds of $14.8 million through its At-the-Market offering program. The corporation also received $10.8 million in net cash proceeds from the issuance of 370,717 shares of common stock during the year through its stock plans. The corporation’s financing plans are subject to change depending on capital expenditures, internal cash generation and general market conditions.

2014 Segment Performance Summary
Electric
Electric revenues and net income were $407.7 million and $43.7 million, respectively, compared with $373.5 million and $38.2 million for 2013.

The following table shows Degree Days for the electric utility business as a percent of normal:

	Year ended December 31,		Three Months ended December 31,
	2014	2013	2014	2013
Heating Degree Days	112.2%	114.9%	101.3%	119.7%
Cooling Degree Days	81.5%	113.7%	—	—

Retail electric revenues increased $32.3 million mainly as a result of:

●
A $13.4 million increase in fuel clause adjustment revenues and fuel and purchased power costs recovered in base rates driven by increased kwh purchases to meet higher retail kwh demand along with higher prices for purchased power.

●
A $10.7 million increase in Environmental Cost Recovery rider revenues related to earning a return in Minnesota, North Dakota and South Dakota on increasing amounts invested in the air quality control system (AQCS) under construction at Big Stone Plant.

●	A $6.3 million increase in Transmission Cost Recovery rider revenues related to recovering costs and earning returns on increased investments in transmission plant.

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●	A $5.3 million increase in revenue related to a 4.6% increase in retail kwh sales mainly driven by an increase in sales to pipeline and commercial customers.

offset by:

●	A $1.5 million decrease in revenues related to reductions in financial incentives expected under conservation improvement programs.

●
A $1.1 million decrease in Renewable Resource Adjustment (RRA) rider revenues in North Dakota as a result of declining book values of renewable assets due to depreciation and an increase in federal Production Tax Credits used in 2014, which reduce RRA revenue requirements.

●	A $1.1 million reduction in Big Stone II cost recovery rider revenues as the North Dakota share of abandoned plant costs were fully recovered as of March 31, 2014.

Wholesale electric revenues from company-owned generation decreased $3.7 million as a result of a 42.0% reduction in wholesale kwh sales, partially offset by a 29.6% increase in revenue per wholesale kwh sold. The decrease in wholesale kwh sales was the result of having less generation available for sale in the second and third quarters of 2014 as a result of the extended maintenance shutdown of Hoot Lake Plant, which was offline for most of the second and third quarters of 2014, and curtailments in generation at Big Stone Plant to conserve fuel in response to delayed coal shipments in the third quarter of 2014. The increase in wholesale prices was driven by increased wholesale market demand resulting from cold weather in the first quarter of 2014.

Net revenue from energy trading activities, including net marked-to-market gains and losses on forward energy contracts, decreased $0.6 million mainly as a result of decreased trading activity and the incurrence of losses on contracts entered into and settled in the first half of 2014. Otter Tail Power Company discontinued its trading activities not directly associated with serving retail customers in December 2014 due to a lack of market activity and profitable trading opportunities.

Other electric operating revenues increased $6.1 million mainly as a result of increases in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines and driven in part by returns on and recovery of CapX2020 and MISO-designated multi-value project investment costs and operating expenses.

Production fuel costs decreased $4.0 million as a result of an 8.0% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. The decrease in kwh generation was mainly due to the extended maintenance shutdown of Hoot Lake Plant in the second and third quarters of 2014 and curtailments in generation at Big Stone Plant to conserve fuel in response to delayed coal shipments in the third quarter of 2014.

The cost of purchased power to serve retail customers increased $13.8 million due to a 19.2% increase in kwhs purchased in combination with a 6.2% increase in cost per kwh purchased. The increase in kwhs purchased was driven by increased demand from retail customers. The increase in cost per kwh purchased was driven by increased wholesale market demand resulting from colder weather in the first quarter of 2014. The level of company-owned generation dedicated to serving retail customers was essentially unchanged in 2014 compared with 2013, despite the reductions in generation at Hoot Lake and Big Stone plants. The reduction in generation from Big Stone Plant was mostly offset by an increase in kwhs generated at Coyote Station, while the reduced availability of Hoot Lake Plant had more of a negative impact on wholesale sales.

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Electric operating and maintenance expenses increased $9.8 million as a result of:

●
A $4.8 million increase in contracted maintenance and material and supplies costs at Hoot Lake Plant related to a scheduled maintenance shutdown which was extended several weeks due to unanticipated maintenance issues encountered during the shutdown.

●	A $3.6 million increase in MISO transmission tariff charges related to increasing investments by others in regional CapX2020 and MISO-designated MVP transmission projects.

●	A $1.5 million increase in expenditures for transmission line maintenance for vegetation control and preservation of poles.

●	A $1.3 million increase in property tax expense due to higher property valuations for transmission and distribution property in Minnesota and South Dakota.

●	A $0.8 million increase in material and supply and contractor costs for other generation plant maintenance.

●	A $0.5 million increase in transportation expenses mainly related to a decrease in vehicle usage on capital projects between the years.

offset by:

●	A $1.6 million reduction in labor and benefit expenses mainly due to decreases in pension and retirement health benefit costs resulting from higher discount rates on projected benefit obligations.

●	A $1.1 million reduction in the amortization of the North Dakota share of Big Stone II costs which were fully recovered as of March 31, 2014.

Manufacturing

Manufacturing revenues and net income were $219.6 million and $9.4 million, respectively, compared with $205.0 million and $11.5 million for 2013.

●
BTD’s revenues increased $19.8 million mainly as a result of increased sales to customers in recreational, lawn and garden and energy-related end markets. Cost of products sold at BTD increased $19.3 million as a result of increased material and labor costs related to the increase in sales volume and increased product handling costs and the incurrence of additional tooling costs to repair and refurbish several dies in 2014, which had the effect of reducing BTD’s gross margin percentage despite the increase in sales and gross margin. Operating expenses at BTD increased $4.2 million in 2014, which includes:

o
A pre-tax loss of $2.8 million related to BTD’s abandonment of leased property and the write-off of associated leasehold improvements in connection with implementation of a facilities realignment and optimization strategy.

o	A $0.5 million increase in allocated corporate costs.

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o
Increases totaling $1.0 million in contracted services, labor and benefit costs and travel expenses, mainly related to an increase in time and external resources devoted to training and talent development.

●
T.O. Plastics’ revenues decreased $5.2 million mainly due to discontinuing a cost-intensive, low-margin product packing process performed for a customer prior to 2014. Cost of products sold at T.O. Plastics decreased $4.5 million mainly as a result of decreased material costs related to the product packaging process that was discontinued in 2014. Operating expenses at T.O. Plastics increased $0.3 million mainly due to an increase in allocated corporate costs.

Plastics
Plastics revenues and net income were $172.1 million and $12.1 million, respectively, compared with revenues of $165.0 million and net income of $13.8 million for 2013. The $7.1 million increase in Plastics segment revenue is the result of a 2.4% increase in revenue per pound of polyvinyl chloride (PVC) pipe sold, combined with 1.9% increase in pounds of PVC pipe sold. States with significant increases in sales were Minnesota, Illinois, California, Colorado and New Mexico. Cost of products sold increased by $10.0 million due to the increase in sales volume and a 5.8% increase in the cost per pound of pipe sold primarily related to higher PVC resin prices. The increase in resin prices could not be fully recovered through increased pipe prices due to competitive market conditions. The reduction in margins combined with a $0.7 million increase in operating expenses mainly related to an increase in allocated corporate costs resulted in the $1.7 million decline in Plastics segment net income between the years.

Corporate

Corporate costs net-of-tax decreased $6.7 million between the years mainly due to $6.2 million in net-of-tax premiums paid and costs incurred to retire early, in November 2013, approximately $47.7 million of the corporation’s 9.000% Notes due December 15, 2016, and a $2.2 million net-of-tax decrease in related interest expense in 2014. These decreases were offset by a $0.8 million decrease in permanent tax reductions, a $0.6 million net-of-tax decrease in intersegment interest income and a $0.4 million net-of-tax increase in corporate operating expenses in 2014 compared with 2013, which includes:

●	A $1.4 million net-of-tax charge related to the early termination of an airplane lease in the second quarter of 2014, as recent divestitures reduced the need for the airplane.

●	A $0.1 million net-of-tax increase in expenses, meetings and educational materials related to talent development and leadership training.

offset by:

●	A $1.1 million net-of-tax increase in corporate operating expenses allocated to the corporation’s Manufacturing and Plastics segments.

7

Discontinued Operations
On December 31, 2014 the corporation was in the process of negotiating the sales of Foley and Aevenia, the corporation’s Construction segment subsidiaries. The corporation has entered into signed letters of intent to sell the companies within its Construction segment and expects to close on the respective transactions by the end of the first quarter of 2015. These companies meet the criteria to be classified as held for sale and, as such, they are being reported as discontinued operations as of December 31, 2014 along with the corporation’s previously disposed companies. The corporation recognized a $5.6 million goodwill impairment loss on Foley in 2014 based on Foley’s indicated market price. The corporation expects to record a gain on the sale of Aevenia when the sale closes. The financial position, results of operations and cash flows of the corporation’s construction companies and former waterfront equipment and wind tower manufacturing, health services, and trucking businesses are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report.

Following are summary presentations of the results of discontinued operations for the years ended December 31, 2014 and 2013:

	For the Year Ended December 31,
(in thousands)	2014	2013
Operating Revenues	$149,860	$151,915
Operating Expenses	140,002	149,287
Goodwill Impairment Charge	5,605	--
Interest Expense	--	5
Other Income	539	473
Income Tax Expense	3,952	1,036
Income from Operations	840	2,060
Gain on Disposition Before Taxes	--	216
Income Tax Expense on Disposition	--	6
Net Gain on Disposition	--	210
Net Income	$840	$2,270

Realigning the corporation’s portfolio of businesses and refocusing its capital investment are important to reducing its risk profile, as well as better supporting its credit metrics, which enhances its ability to support the dividend and capitalize on available growth opportunities.

Fourth Quarter 2014 Consolidated Results
Operating revenues were $193.4 million compared with $192.2 million for the same quarter a year ago. Operating income was $24.9 million compared with $27.6 million for the fourth quarter of 2013.

Net income from continuing operations was $14.0 million compared with $11.9 million in the fourth quarter of 2013. Diluted earnings per share from continuing operations were $0.38 compared with $0.33 for the fourth quarter of 2013. Fourth quarter 2014 total net income from continuing operations reflects decreases in net income in the corporation’s Electric, Manufacturing and Plastics segments of $0.8 million, $1.9 million and $0.5 million, respectively, offset by a $5.2 million reduction in fourth quarter net losses in the Corporate segment mainly due to the November 2013 $6.2 million net-of-tax loss on the early retirement of $47.7 million of the corporation’s 9.000% Notes.

Total net income was $10.5 million compared with $12.7 million in the fourth quarter of 2013. Fourth quarter 2014 total net income included net losses from discontinued operations of $3.6 million (a $0.10 loss per diluted share), which includes the $5.6 million goodwill impairment charge at Foley.

8

2015 Business Outlook

The corporation anticipates 2015 diluted earnings per share to be in the range of $1.65 to $1.80. This guidance reflects the current mix of businesses owned by the corporation, considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as plans and strategies for improving future operating results. The corporation expects capital expenditures for 2015 to be $183 million compared with $164 million in 2014. Major projects in the corporation’s planned expenditures for 2015 include investments in several transmission projects for the Electric segment and the completion of the AQCS under construction at Big Stone Plant, all of which are expected to positively impact earnings and provide an immediate return on capital.

Segment components of the corporation’s 2015 earnings per share guidance range are as follows:

	2014 EPS by Segment	2015 EPS Guidance
		Low	High
Electric	$1.19	$1.26	$1.29
Manufacturing	$0.25	$0.37	$0.41
Plastics	$0.33	$0.25	$0.29
Corporate	($0.22)	($0.23)	($0.19)
Total – Continuing Operations	$1.55	$1.65	$1.80

Contributing to the corporation’s earnings guidance for 2015 are the following items:

●	The corporation expects net income to increase in its Electric segment in 2015 compared with 2014 based on:

o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades while under construction.

o	Expected increases in sales to pipeline and commercial customers.

o	A decrease in plant maintenance costs, as unanticipated maintenance issues encountered during the 2014 Hoot Lake shutdown are not expected to occur in 2015.

offset by:

o
An increase in pension costs as a result of an increase in projected benefit obligations based on a decrease in the discount rate from 5.30% to 4.35% and adoption of new mortality tables which have longer life expectancy assumptions.

o	Higher depreciation and property tax expense due to large transmission projects being put into service.

o	Higher short-term interest costs as major projects continue to be funded.

●	The corporation expects 2015 net income from its Manufacturing segment to increase over 2014 due to:

o
An increase at BTD due to increases in volume as a result of expanded relationships with customers in recreational vehicle, lawn and garden, industrial and commercial end markets BTD serves, and the paint line expansion and insourcing of this service, offset by higher depreciation and general and administrative expenses.

9

o
An increase in earnings from T.O. Plastics mainly driven by expected increased sales in horticulture caused by growth in existing customers, new regions and new products. In addition, sales of custom products are projected to increase.

o	Backlog for the manufacturing companies of approximately $140 million for 2015 compared with $136 million one year ago.

●
The corporation expects 2015 net income from its Plastics segment to be down from 2014. Sales volumes in 2015 are expected to be up slightly over 2014 with lower expected operating margins due to tighter spreads between raw material costs and sales prices, along with higher labor and freight costs.

●	Corporate costs are expected to be flat in 2015 compared with 2014.

The following table shows the corporation’s 2014 capital expenditures and 2015 through 2019 anticipated capital expenditures and electric utility average rate base:

(in millions)	2014	2015	2016	2017	2018	2019
Capital Expenditures:
Electric Segment:
Transmission		$55	$90	$56	$58	$40
Environmental		56	3	--	--	--
Other		40	42	39	79	107
Total Electric Segment	$149	$151	$135	$95	$137	$147
Manufacturing and Plastics Segments	15	32	16	19	27	16
Total Capital Expenditures	$164	$183	$151	$114	$164	$163
Total Electric Utility Average Rate Base		$957	$1,017	$1,070	$1,118	$1,196

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2015 through 2019 timeframe.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 10, 2015, at 10:00 a.m. CST to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

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Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2015 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2015. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its nonutility businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

11

●
The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing and infrastructure businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2014 and 2013 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

# # #

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Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2014	2013	2014	2013
Operating Revenues by Segment
Electric	$106,334	$103,385	$407,743	$373,540
Manufacturing	55,242	52,715	219,583	204,997
Plastics	31,864	36,137	172,050	164,957
Corporate Revenue and Intersegment Eliminations	(33)	(14)	(114)	(80)
Total Operating Revenues	193,407	192,223	799,262	743,414
Operating Expenses
Fuel and Purchased Power	34,339	34,338	133,064	123,254
Nonelectric Cost of Products Sold (depreciation included below)	68,568	68,659	308,069	283,267
Electric Operating and Maintenance Expense	37,265	36,740	154,543	144,706
Nonelectric Operating and Maintenance Expense	13,601	10,246	45,981	40,074
Depreciation and Amortization	14,778	14,600	58,074	57,876
Total Operating Expenses	168,551	164,583	699,731	649,177
Operating Income (Loss) by Segment
Electric	23,376	21,272	76,060	62,455
Manufacturing	2,019	5,259	16,692	20,748
Plastics	3,503	4,563	20,313	23,994
Corporate	(4,042)	(3,454)	(13,534)	(12,960)
Total Operating Income	24,856	27,640	99,531	94,237
Interest Charges	7,739	6,547	29,648	26,974
Loss on Early Retirement of Debt	--	10,252	--	10,252
Other Income	684	1,136	3,557	4,100
Income Tax Expense – Continuing Operations	3,755	28	16,557	12,516
Net Income (Loss) by Segment – Continuing Operations
Electric	13,177	13,935	43,684	38,236
Manufacturing	1,266	3,124	9,361	11,457
Plastics	2,100	2,594	12,085	13,809
Corporate	(2,497)	(7,704)	(8,247)	(14,907)
Net Income from Continuing Operations	14,046	11,949	56,883	48,595
Discontinued Operations
Income - net of Income Tax Expense of $1,338, $446, $3,952 and $1,036 for the respective periods	2,034	714	6,445	2,060
Impairment Loss - net of Income Tax Benefit of $0	(5,605)	--	(5,605)	--
Gain on Disposition - net of Income Tax Expense of $6	--	--	--	210
Net (Loss) Income from Discontinued Operations	(3,571)	714	840	2,270
Total Net Income	10,475	12,663	57,723	50,865
Preferred Dividend Requirement and Other Adjustments	--	--	--	513
Balance for Common	$10,475	$12,663	$57,723	$50,352
Average Number of Common Shares Outstanding:
Basic	36,811,088	36,180,465	36,514,397	36,151,364
Diluted	37,049,336	36,384,203	36,752,559	36,354,947

Basic Earnings (Loss) Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.38	$0.33	$1.56	$1.33
Discontinued Operations	(0.10)	0.02	0.02	0.06
	$0.28	$0.35	$1.58	$1.39
Diluted Earnings (Loss) Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.38	$0.33	$1.55	$1.33
Discontinued Operations	(0.10)	0.02	0.02	0.06
	$0.28	$0.35	$1.57	$1.39

13

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)

	December 31,	December 31,
	2014	2013

Current Assets
Cash and Cash Equivalents	$--	$2,007
Accounts Receivable:
Trade—Net	60,172	57,828
Other	13,179	9,787
Inventories	85,203	72,627
Deferred Income Taxes	49,482	35,325
Unbilled Revenues	17,996	17,926
Regulatory Assets	25,273	17,940
Other	7,187	7,581
Assets of Discontinued Operations	48,657	49,478
Total Current Assets	307,149	270,499

Investments	8,582	9,362
Other Assets	30,111	28,834
Goodwill	31,488	31,488
Other Intangibles—Net	11,251	12,228

Deferred Debits
Unamortized Debt Expense	4,300	4,188
Regulatory Assets	129,868	83,730
Total Deferred Debits	134,168	87,918

Plant
Electric Plant in Service	1,545,112	1,460,884
Nonelectric Operations	175,159	170,925
Construction Work in Progress	248,677	187,462
Total Gross Plant	1,968,948	1,819,271
Less Accumulated Depreciation and Amortization	700,418	663,581
Net Plant	1,268,530	1,155,690
Total	$1,791,279	$1,596,019

14

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)

	December 31,	December 31,
	2014	2013

Current Liabilities
Short-Term Debt	$10,854	$51,195
Current Maturities of Long-Term Debt	201	188
Accounts Payable	107,013	96,109
Accrued Salaries and Wages	19,256	18,957
Accrued Taxes	13,793	12,227
Derivative Liabilities	14,230	11,782
Other Accrued Liabilities	8,793	6,532
Liabilities of Discontinued Operations	27,559	39,283
Total Current Liabilities	201,699	236,273

Pensions Benefit Liability	102,711	69,743
Other Postretirement Benefits Liability	53,638	45,221
Other Noncurrent Liabilities	26,794	25,209

Deferred Credits
Deferred Income Taxes	230,810	192,222
Deferred Tax Credits	26,384	28,288
Regulatory Liabilities	77,013	73,926
Other	975	718
Total Deferred Credits	335,182	295,154

Capitalization
Long-Term Debt, Net of Current Maturities	498,489	389,589

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	186,090	181,358
Premium on Common Shares	278,436	255,759
Retained Earnings	112,903	99,441
Accumulated Other Comprehensive Loss	(4,663)	(1,728)
Total Common Equity	572,766	534,830
Total Capitalization	1,071,255	924,419
Total	$1,791,279	$1,596,019

15

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	For the Year Ended December 31,
In thousands	2014	2013
Cash Flows from Operating Activities
Net Income	$57,723	$50,865
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	--	(210)
Net Income from Discontinued Operations	(840)	(2,060)
Depreciation and Amortization	58,074	57,876
Premium Paid for Early Retirement of Long-Term Debt	--	9,889
Deferred Tax Credits	(1,904)	(1,925)
Deferred Income Taxes	28,204	15,333
Change in Deferred Debits and Other Assets	(50,361)	56,720
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	58,442	(42,226)
Allowance for Equity (Other) Funds Used During Construction	(1,543)	(1,823)
Change in Derivatives Net of Regulatory Deferral	519	8
Stock Compensation Expense – Equity Awards	1,783	1,456
Other—Net	601	1,222
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(4,647)	4,033
Change in Inventories	(12,577)	(3,371)
Change in Other Current Assets	(579)	(3,911)
Change in Payables and Other Current Liabilities	10,296	11,045
Change in Interest Payable and Income Taxes Receivable/Payable	2,578	(513)
Net Cash Provided by Continuing Operations	125,769	142,408
Net Cash (Used in) Provided by Discontinued Operations	(13,295)	5,373
Net Cash Provided by Operating Activities	112,474	147,781
Cash Flows from Investing Activities
Capital Expenditures	(163,582)	(159,833)
Proceeds from Disposal of Noncurrent Assets	2,467	2,196
Net Increase in Other Investments	(2,785)	(1,845)
Net Cash Used in Investing Activities - Continuing Operations	(163,900)	(159,482)
Net Proceeds from Sale of Discontinued Operations	--	12,842
Net Cash Used in Investing Activities - Discontinued Operations	(596)	(2,557)
Net Cash Used in Investing Activities	(164,496)	(149,197)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	1,236	--
Net Short-Term (Repayments) Borrowings	(40,341)	51,195
Proceeds from Issuance of Common Stock	26,259	1,821
Common Stock Issuance Expenses	(673)	(3)
Payments for Retirement of Capital Stock	(590)	(15,723)
Proceeds from Issuance of Long-Term Debt	150,000	40,900
Short-Term and Long-Term Debt Issuance Expenses	(856)	(522)
Payments for Retirement of Long-Term Debt	(41,088)	(72,981)
Premium Paid for Early Retirement of Long-Term Debt	--	(9,889)
Dividends Paid and Other Distributions	(44,261)	(43,818)
Net Cash Provided by (Used in) Financing Activities - Continuing Operations	49,686	(49,020)
Net Cash Provided by Financing Activities - Discontinued Operations	1,178	--
Net Cash Provided by (Used in) Financing Activities	50,864	(49,020)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(849)	(2,306)
Net Change in Cash and Cash Equivalents	(2,007)	(52,742)
Cash and Cash Equivalents at Beginning of Period	2,007	54,749
Cash and Cash Equivalents at End of Period	$--	$2,007

16